Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements: (1) on Form S-8 pertaining to the 1992 Stock Option Plan (Nos. 33-96458 and 333-87731), the Italian Employees Warrant Program (No. 333-87743), the 1998 Nonstatutory Stock Option Plan (No. 333-87739), the 1997 Incentive And Nonstatutory Stock Option Plan (Nos. 333-87735, 333-47896 and 333-81956), the 2000 MRV Communications, Inc. Stock Option Plan For Employees of Optronics International Corp. (No. 333-47898), the 2000 MRV Communications, Inc. Stock Option Plan For Employees of Astroterra Corporation. (No. 333-47900), the 2001 MRV Communications, Inc. Stock Option Plan For Employees of Appointech, Inc. (No. 333-71180), the MRV Communications, Inc. 2002 International Stock Option Plan (No. 333-81954), the MRV Communications, Inc. 2002 Nonstatutory Stock Option Plan For Employees of LuminentOIC, Inc. (No. 333-81958), the LuminentOIC Inc. Amended And Restated 2000 Stock Option Plan (No. 333-81950) and Non-Director and Non-Executive Officer Consolidated Long-Term Stock Incentive Plan (Nos. 333-107109 and 333-129364); (2) on Form S-3 filings No. 333-86163, 333-44534, 333-106177 and 333-133314; and (3) on Form S-4 filing No. 333-44536; of MRV Communications, Inc. of our report dated September 28, 2007, with respect to the consolidated financial statements of Fiberxon, Inc. appearing in this Current Report on Form 8-K/A (Amendment No. 1).

BDO Shenzhen Dahua Tiancheng CPA
/s/  BDO Shenzhen Dahua Tiancheng CPA
Shenzhen, PRC
September 28, 2007